Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated as of June 20, 2005, is among ORBIMAGE Inc., a Delaware corporation (the “Company”), ORBIMAGE Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdings”), and ORBIMAGE Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”).

RECITALS

          WHEREAS, as of the close of business on June 20, 2005, the authorized capital stock of the Company consisted of (i) 25,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 17,430,629 shares were issued and outstanding, 480,931 shares were reserved for issuance under the Company’s Plans (as defined below) and upon exercise of outstanding Options (each as hereinafter defined), 3,577,353 shares were reserved for issuance pursuant to and upon exercise of outstanding Warrants (as defined below) and no shares were held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.

          WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 25,000,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Holdings Preferred Stock”), of which no shares are outstanding.

          WHEREAS, as of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury.

          WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Preferred Stock and the Holdings Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock, respectively.

          WHEREAS, the Certificate of Incorporation and the Bylaws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

          WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time.

          WHEREAS, the officers of the Company immediately prior to the Merger will be the officers of Holdings as of the Effective Time.

          WHEREAS, Holdings and Merger Sub are newly formed Delaware corporations organized for the purpose of participating in the transactions herein contemplated.

          WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company with the Company being the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”), and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock, all in accordance with the terms of this Agreement.

          WHEREAS, the Boards of Directors of Holdings, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

          WHEREAS, pursuant to authority granted by the Board of Directors of the Company, the Company will, immediately prior to the Effective Time, contribute to the capital of Holdings any shares of Company Common Stock then held by the Company in its treasury.

          WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

ARTICLE I.
THE MERGER

     Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

     Section 1.2 Effective Time. The Merger shall become effective upon the filing, on or after the date hereof and on or before June 24, 2005, of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the “Effective Time”).

     Section 1.3 Amended and Restated Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Third Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below, and as so amended, shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law, and as so amended, shall constitute the Fourth Amended and Restated Certificate of Incorporation of the Surviving Corporation.

          (a) Article IV thereof shall be amended so that the first paragraph reads in its entirety as follows:

“The aggregate number of all classes of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share (the “Common Stock”).”

          (b) A new Article XI shall be added so as to read in its entirety as follows:

“Any act or transaction by or involving the Corporation (other than the election or removal of directors of the corporation) that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of ORBIMAGE Holdings Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation.”

     Section 1.4 Bylaws. From and after the Effective Time, the Second Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

     Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the

Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of Holdings Common Stock.

          (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c) Each share of Holdings Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

          (d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

     Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

     Section 1.10 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II.
ACTIONS TO BE TAKEN IN
CONNECTION WITH THE MERGER

     Section 2.1 Assumption of Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under the 2003 Employee Stock Incentive Plan of Orbital Imaging Corporation, effective December 31, 2003 (the “2003 Plan”) and 2004 Non-Employee Director Equity Incentive Plan of ORBIMAGE Inc. effective July 1, 2004 (the “2004 Plan” and, together with the 2003 Plan, the “Company Stock Incentive Plans”), whether or not then exercisable, will be assumed by Holdings. Each Company Option so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Stock Incentive Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time. The conversion of any Company Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Holdings Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

     Section 2.2 Assumption of Warrants. At the Effective Time, all unexercised and unexpired warrants to purchase Company Common Stock (“Company Warrants”) then outstanding, including the Stock Subscription Warrants dated December 31, 2003 (the “2003 Warrants”) and the warrants issued under the Warrant Agreement dated as of March 14, 2005 (the “Warrant Agreement”) will be assumed by Holdings. Each Company Warrant so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the agreements constituting each 2003 Warrant or the Warrant Agreement and the warrants issued thereunder, as the case may be, immediately prior to the Effective Time (including, without limitation, the per share exercise price), except that each Company Warrant will be exercisable for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time.

     Section 2.3 Assumption of Company Stock Incentive Plans, Warrants, Registration Rights Agreements and Other Agreements. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to the Company Stock Incentive Plans, the registration rights agreements (the “Registration Rights Agreements”) and the other agreements (the “Other Agreements”) listed on Schedule A hereto, each stock option agreement and/or restricted stock agreement entered into pursuant to the Company Stock Incentive Plans, each outstanding Company Option granted thereunder, the 2003 Warrants, the Warrant Agreement and the warrants issued under the Warrant Agreement. At the Effective Time, the Company Stock

Incentive Plans, the Registration Rights Agreements, the Other Agreements, the 2003 Warrants, the Warrant Agreement and the warrants issued thereunder shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdings.

     Section 2.4 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock under the Company Stock Incentive Plans, including upon exercise of the Company Options outstanding under the Company Stock Incentive Plans, and for the issuance of Holdings Common Stock upon exercise of the Company Warrants.

ARTICLE III.
CONDITIONS OF MERGER

     Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

          (a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

          (b) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

          (c) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.
COVENANTS

     Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with Section 251(g) of the DGCL, remove each of the then directors of Holdings, cause the board of directors of HoldingCo to effect such amendments to the bylaws of Holdings as are necessary to increase the number of directors of Holdings to equal the number of directors of the Company immediately prior to the Effective Time, and elect each person who is then a member of the board of directors of the Company as a director of Holdings, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Certificate of Incorporation of Holdings.

     Section 4.2 The Company Stock Incentive Plans and Warrants. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the Company Stock Incentive Plans, each stock option agreement entered into pursuant thereto, each Company Option granted thereunder, the 2003 Warrants, the Warrant Agreement and the warrants certificates issued thereunder, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.

     Section 4.3 Insurance. Holdings shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

     Section 4.4 Assumption of Agreements. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume and perform the obligations of the Company under the Registration Rights Agreements and the Other Agreements, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.

     Section 4.5 Contribution of Treasury Stock. Immediately prior to the Effective Time, the Company will contribute to the capital of Holdings any shares of Company Common Stock then held in the treasury of the Company.

ARTICLE V.
TERMINATION AND AMENDMENT

     Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the Board of Directors of Merger Sub if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company nor Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

     Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

     Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

     Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 6.3 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the Assignment and Assumption Agreement constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

     Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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          IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORBIMAGE INC.
By:	/s/ Matthew M. O’Connell
Name:	Matthew M. O’Connell
Title:	President and Chief Executive Officer

ORBIMAGE HOLDINGS INC.
By:	/s/ Matthew M. O’Connell
Name:	Matthew M. O’Connell
Title:	President and Chief Executive Officer

ORBIMAGE MERGER SUB INC.
By:	/s/ Matthew M. O’Connell
Name:	Matthew M. O’Connell
Title:	President

CERTIFICATE OF THE SECRETARY
OF
ORBIMAGE MERGER SUB INC.

          I, William L. Warren, the Secretary of ORBIMAGE Merger Sub Inc., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization (the “Agreement”) to which this certificate is attached, after having been duly approved by the Board of Directors of the Corporation, was then submitted to the sole stockholder of the Corporation, which stockholder adopted and approved the Agreement by its written consent thereto given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 20th day of June, 2005.

/s/ William L. Warren

Name: William L. Warren
Title: Secretary

CERTIFICATE OF THE SECRETARY
OF
ORBIMAGE INC.

          I, William L. Warren, the Secretary of ORBIMAGE Inc., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization to which this certificate is attached has been adopted by the Board of Directors of the Corporation pursuant to Section 251(g) of the General Corporation Law of the State of Delaware and that the conditions specified in the first sentence of such subsection have been satisfied.

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 20th day of June, 2005.

/s/ William L. Warren

Name: William L. Warren
Title: Secretary

SCHEDULE A
Agreements to be Assumed by ORBIMAGE Holdings Inc.

Stock Incentive Plans

2003 Employee Stock Incentive Plan of Orbital Imaging Corporation

2004 Non-Employee Director Equity Incentive Plan of ORBIMAGE Inc.

ORBIMAGE Inc. Nonstatutory Stock Option Agreements

Restricted Stock Agreement for Matthew O’Connell

Restricted Stock Agreement for Employees

Warrants and Related Agreements

Stock Subscription Warrants to purchase Common Stock of ORBIMAGE Inc. issued December 31, 2003

Warrant Agreement dated as of March 14, 2005

Warrant certificates issued pursuant to Warrant Agreement

Registration Rights Agreements

Registration Rights Agreement, dated as of December 31, 2003, by and among the Company and certain stockholders of the Company

Registration Rights Agreement, dated as of November 16, 2004, by and among the Company and certain securityholders of the Company

Other Agreements

Indemnification Agreements between the Company and its officers and directors